JOINT CODE OF ETHICS
                      AIB Govett Asset Management Holdings
                                And Subsidiaries
                             The Govett Funds, Inc.
                     Adopted May, 1996/Revised October, 1997

I.   Introduction

     A. This Code of Ethics applies to all subsidiaries of AIB Asset Management Holdings ("AIBAMH" and collectively referred to herein as the "AIBAMH Group").

     B. This Code of Ethics has also been adopted by the Govett Funds, Inc. (the "Funds"), an open-ended management investment company organized as a Maryland corporation and registered in the United States under the Investment Company Act of 1940 (the " '40 Act"). AIB Govett, Inc. ("AIB Govett") serves as investment manager to the Funds.

     C. The AIBAMH Group is regulated in the United Kingdom under the provisions of the Financial Services Act 1986, by rules made by the Investment Management Regulatory Organization ("IMRO"), and the Principles and Core Rules set out by the Securities and Investments Board. Its subsidiaries are regulated by the securities administrations in their various countries of incorporation, including the SEC in the US, the Central Bank in Ireland, and the Monetary Authority of Singapore. In the United States, AIB Govett and the Funds are subject to the provisions of federal securities laws, including the '40 Act, the Investment Adviser's Act of 1940, and to rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). AIB Govett is registered with the SEC as an investment advisor. As an investment manager with offices and investments worldwide, companies in the AIBAMH Group are also subject to the rules and regulations of the other jurisdictions in which they do business.

     D. This Code applies to all employees, officers and directors of the AIBAMH Group, and to officers and directors of the Funds.

     E.   The AIBAMH Group and its employees commit themselves:

          1.   To observe high standards of integrity;

          2.   To act with due skill, care and diligence,


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          3.   To deal fairly with  clients and  investors  in any  transactions relating to them, and

          4. To place each client's interests above the interests of the AIBAMH Group or any employee.

Definitions

     A. The term "Account" means each separate account, investment trust, or other entity for which any member of the AIBAMH Group provides investment advisory services, including the Funds.

     B. The term "Access Person" shall mean any director, officer or employee of the AIBAMH Group or the Funds, except Independent Directors as defined below.

     C.   "Adviser" means AIBAMH or any of its subsidiaries.

     D. "Beneficial Ownership" means (i) the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or (ii) the power to vest or revest such ownership in oneself at once, or at some future time. As a general rule, a person is regarded as the Beneficial Owner of Securities held in the name of his or her spouse or their minor children. These relationships, in the absence of special circumstances, ordinarily confer to the holders' benefits substantially equivalent to ownership. In addition, absent countervailing facts, it is expected that Securities held by relatives who share the same home, as the reporting person will be reported as beneficially owned by such person. The ultimate determination of Beneficial Ownership will be made in light of the facts of the particular case. Key factors are the degree of the individual's ability to exercise control over the Security and the ability of the individual to benefit from the proceeds of the Securities.

     E. "Compliance Officer" means the Compliance Officer (or his or her designee) of the Adviser, provided, however, that if the Compliance Officer shall engage in any conduct or transaction subject to this Code requiring approval or other action by the Compliance Officer, such approval shall be granted or such other action shall be taken by the Compliance Officer's immediate supervisor, or such other qualified individual as the Adviser shall approve.

     F. The Adviser's "Compliance Committee" consists of directors and senior officers of the Adviser's various divisions.

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     G.   "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent of the voting securities of a company shall be presumed to control such company.

     H. "Independent Director" of the AIBAMH Group means a director of any AIBAMH Group member company or of any client fund who is not an employee of such company or fund and is not responsible for the day-to-day management of any Account.

     I. "Independent Director" of the Funds means a director of the Funds who is not an "interested person" of the Funds within the meaning of
          Section 2(a)(19) of the '40 Act.

     J. "Portfolio Manager" means any Access Person whose assigned duties are to manage an Account, and who is vested with the power to make investment decisions on behalf of an Account on a regular basis.

     K.   "Security" means any investment vehicle.

     L. "Security Held or to be Acquired" by an Account means any Security which, within the most recent 15 days, is or has been held by the Fund, or is being or has been considered by an account or the Adviser for purchase by an account or the Adviser.

III. Preclearance Requirements

     A. Securities Transactions. No Access Person may buy or sell any investment without having first obtained clearance from the Compliance Officer. Clearance is valid only on the day on which it was granted.

          1. Conditions for Granting Clearance. The Compliance Officer will give clearance only after being satisfied that the transaction does not conflict with the blackout period and short-term trading profit restrictions set forth in Paragraph 4 below, that no conflict with an Account would be created and that there is no breach of insider trading restrictions. In assessing whether any conflict of interest may arise, the Compliance Officer will be advised by the relevant Access Persons on the extent of any recent, current or pending client activity. The transaction will not be cleared if it appears that there may be any actual or

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               potential  conflict of interest.  Clearance  will also be refused where the request is evidence of trading, rather than investment, activity.

          2. Exceptions to Preclearance Requirement. These prohibitions shall not apply to (i) an Independent Director who does not know, or in the course of fulfilling his or her official duties as such Independent Director, have reason to know that during the fifteen-day period immediately preceding or after the date of the transaction in a security by such Independent Director, such security is or was purchased or sold by any Account or is or was considered for purchase or sale by any Account; or (ii) purchases or sales of classes or types of Securities or transactions (e.g., non-volitional transactions such as automatic dividend reinvestment plans) which receive the prior approval of the Compliance Officer based on a determination that such purchases or sales are not likely to have any adverse economic impact on any Account or its ability to purchase or sell Securities of the same type or other Securities of the same issuer.

          3.   Private Placements and Initial Public Offerings.

               a) Access Persons are not prohibited from purchasing private placements or new issues. However, clearance for investment in a new issue or in a private placement is subject to the same criteria governing other preclearance requests.

               b) Access Persons who have acquired Securities in either a private placement or a new issue are required to disclose such investment when they play a part in an Account's subsequent consideration of an investment in the issuer. In such circumstances, the Account's decision to purchase Securities of the issuer should subject to an independent review by Access Persons with no personal interest in the issuer.

               c) In certain markets, conflict between a personal and an Account transaction is minimized or eliminated because the allocations between individual and institutional investors are segregated. Requests to apply for abnormally large allocations of a new issue, taking into account the normal

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                    size of the Access Person's investment transactions, will be refused.

     B.   Service as a Director or Trustee.

          1. General. Access Persons shall not serve on the boards of directors of publicly traded companies without obtaining prior written approval from the Compliance Committee, based upon a determination that such service would be consistent with the best interests of the Adviser, the Accounts and their shareholders. In the event Board service is authorized, investment restrictions (which may include placing the Securities of the issuer on a stop list when appropriate), or other procedures designed to address potential conflicts of interest will be implemented.

          2. Service by Independent Directors. Independent Directors shall immediately notify the Adviser following their acceptance of any board service for publicly traded companies. The AIBAMH Group shall make a determination whether any conflict exists and shall notify the Independent Director if there is any conflict.

IV.  Prohibited Conduct and Transactions

     A. Fraudulent Purchase or Sale. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by an Account:

          1.   employ any device, scheme or artifice to defraud an Account;

          2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

          3. engage in any act, practice or course of business which would operate as a fraud or deceit, or

          4.   engage in any manipulative practice.

     B.   Blackout Periods for Securities Purchases.

          1. Access Persons other than Portfolio Managers. No Access Person (other than Independent Directors, subject to the conditions set forth in Paragraph III.A.2.(i)), shall execute a securities

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               transaction on a day during which any Account has a pending "buy"
               or "sell" order in that same Security until that order is executed or withdrawn.

          2.   Portfolio Managers.

               a) A Portfolio Manager may not buy or sell a Security within seven calendar days before or seven calendar days after the day that the Account for which he or she serves as Portfolio Manager trades in that security.

               b) Any profits realized on trades within the seven-day blackout period shall be required to be disgorged as directed by the Compliance Committee. The Compliance Committee may grant exceptions to this prohibition in whole or in part and upon such conditions as the Compliance Committee may impose, if it determines that no harm resulted to the Fund and that to require disgorgement would be inequitable or would result in undue hardship to the individual who entered into the transaction.

     C. Short-Term Trading Profits. No Access Persons subject to this Paragraph IV shall profit in the purchase and sale, or sale and purchase, within sixty days of any Security (or equivalent Security) held or acquired by an Account. Any profits realized on such short-term trades shall be required to be disgorged as directed by the Compliance Committee. The Compliance Committee may grant exceptions to this prohibition in whole or in part and upon such conditions as the Compliance Officer may impose, if the Compliance Committee determines that no harm resulted to an Account and to require disgorgement would be inequitable or would result in undue hardship to the individual who entered into the transaction.

     D. Gifts. No Access Persons, including Independent Directors, shall accept a gift of more than de minimis value from any person or entity that does business with or on behalf of an Account, without disclosing such acceptance to the Compliance Officer.

V.   Reporting and Certification Requirements

     A. All Access Persons wishing to deal for their own account must inform their broker that they are associated with the Adviser and must direct their brokers to provide duplicate confirmations and account

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          statements to the Compliance Officer.  This requirement does not apply to Independent Directors.

     B. All Access Persons shall disclose to the Compliance Officer in writing all personal Securities holdings upon commencement of employment and thereafter on an annual basis. Independent Directors shall disclose their holdings annually.

     C. All Access Persons, including Independent Directors, shall certify in writing to the Compliance Officer annually that they have read and understand this Code and recognize that they are subject thereto.

     D. The Compliance Officer shall report to the Adviser, and to any Account which makes such a request, any deviations from or violations of this Code or of any requirement imposed as a condition to preclearing a Securities transaction.

VI. Records. The Adviser will maintain records, in the manner and to the extent set forth below (which records may be maintained on microfilm under the conditions described in 1940 Act Rule 31a-2(f)(1)) and such records shall be available for appropriate examination by representatives of the SEC:

     A. A copy of this Code and any other manual or code, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

     B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

     C. A copy of each report made pursuant to this Code by any access person shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the most recent two years in an easily accessible place.

     D. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

VII. Promotion Activities. In promoting the sale of the Adviser's services, and in discussing any Account, all Access Persons, including Independent Directors, shall take care to ensure that investors are in a position properly to assess the risks and benefits associated with their proposed investment. Information about the Adviser's services shall be presented

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     clearly,  fairly,  and in a manner that is not  misleading  with respect to specific information and in overall tone of presentation.

VIII.Insider  Trading.  "Insider  trading" -- dealing in,  advising,  arranging, encouraging others to deal in, any security while in possession of confidential, material or price-sensitive information relating to that security -- is prohibited by the laws of various jurisdictions which govern the Adviser's activities. All Access Persons, including Independent Directors, are required to advise the Compliance Officer if they acquire any information, which may be considered "insider information." The Compliance Officer may determine that certain securities may not be purchased or sold by an Account or any member of the AIBAMH Group for its own account, or by an Access Person or his or her family members.

IX. General. The determinations made by the Compliance Officer or his designee with respect to the matters governed by this Code will have regard to the underlying spirit of the relevant regulation. Consequently, the Compliance Officer or his designee may adopt a more restrictive posture than might apparently be permitted under a strict interpretation of such regulation. Access Persons who consider such determinations to be inappropriate may bring such matters before the Adviser's Compliance Committee, which consists of directors and senior officers of the Adviser. In the event that the Compliance Committee overturns a determination made by the Compliance Officer, which he considers to be a matter of fundamental importance, he may in turn bring the matter before the Chairman of AIBAMH, the Adviser's parent company.

X. Sanctions. Upon learning of a violation of this Code, the Adviser may such sanctions on its Access Persons (excluding employees of the Distributor or any Subadviser), as it deems appropriate, including, among other things, a letter of suspension or termination of the employment of the violator. In addition, the Adviser or the governing body of any Account may recommend that the Adviser, the Distributor or any Subadviser, or the Fund's administrator, impose such sanctions on any Access Person employed by it.

XI. Annual Review. Annually, the Adviser shall prepare a report to its Board and to the governing body of any Account, that (a) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year; (b) identifies any violations requiring significant remedial action during the past year; and (c) identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under this Code, evolving industry practices, or developments in applicable laws or regulations.

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